EXHIBIT 99.1

For Immediate Release	Contact: Sally Murdoch (503) 735-5943
sally.murdoch@konabrewingco.com

KONA BREWING CO. CONTINUES DOUBLE DIGIT GROWTH
Hawaiian brewer's shipments grew 18% in its home market and 27.3% overall in 2012

Kailua-Kona, Big Island of Hawaii, March 4, 2013 …The final numbers for Kona Brewing Company’s 2012 shipments point to continued steady growth in its home market of Hawaii, the US mainland and abroad, which the company attributed to increased marketing of its flagship brand Longboard Island Lager. Shipments totaled 220,000 barrels in 2012, representing a gain of 47,200 barrels or 27.3% over 2011’s total of 172,800 barrels shipped. The Hawaii-based company also saw an 18% increase in shipments in its home market.

“Strength in the home market is key for our growth in other markets,” said Kona Brewing Company president Mattson Davis. “The support of our community where we created and brewed our first beer here in Kona 18 years ago is a springboard to our success on the mainland because it’s what makes us authentically Hawaiian, and craft beer consumers know this. They can taste it on the mainland and really get that sense of place that our Liquid Aloha delivers.”

Another factor in Kona’s 2012 success was the accelerated sales growth of the company’s flagship Longboard Island Lager, a year-round beer representing more than 50% of Kona’s shipment volume. In March 2012, the brewery began to offer Longboard Island Lager in cans, a move that was extremely well received as it expanded the occasions where “Liquid Aloha” could be enjoyed. The typical Kona consumer, who is active and on the go, enjoyed being able to take Kona where glass bottles often aren’t allowed, such as at the beach or pool.

The August rollout of Big Wave Golden Ale to the mainland was another highlight of 2012. Big Wave, a longtime craft beer staple in Hawaii, became the third in Kona Brewing’s portfolio of year-round craft beers, joining Longboard Island Lager and Fire Rock Pale Ale. After launching at Doheny Surf Festival in Southern California, excitement for the beer swept across the mainland to New York and Big Wave is now available year-round in all 36 states where Kona is currently distributed.

Kona’s fan base also expanded in 2012, with more people wanting to connect with the feeling of aloha. “Increased traffic at our three restaurants and retail, as well as more social media traction and support of sports in and around water, showed us that more people are relating to the Always Aloha lifestyle that Kona inspires,” said Davis. “It makes perfect sense--Kona’s labels and the inspiration they provide take craft drinkers to a simpler, more laid back place where talking story with friends and family is the centerpiece of daily life.”

More Kona 2012 highlights:

▪	In April, Kona Brewing received a Hawaii Green Business Award from the Governor’s office and Hawaii State Department of Health.

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In May, Kona was featured in a 30-minute episode of Sand Masters, airing five times on the Travel Channel and reaching over 15 million viewers around the world. The show spotlighted Kona Brewers Festival, which subsequently sold out in two days, beating all previous records in its 18-year history. In 2012, the festival raised over $50,000 for local educational and environmental charities.

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In June, the North American Beer Association awarded Longboard Island Lager with its 2nd gold medal in the Helles Lager Category. Similarly, Longboard Island Lager and Black Sand Porter were awarded bronze medals at the Great American Beer Festival in October 2012.

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In September, Kona deepened its relationships in the community of standup paddling (“SUP”), the fastest growing water sport in the world, by sponsoring the SUP Awards and adding to its roster of 20 professional athletes.

▪	In December, the company brewed and served its 33 millionth pint in Hawaii.

▪	Kona more than quadrupled its total number of fans on Facebook by starting with 20,000 fans and growing the base to well over 100,000 fans by year-end.

About Kona Brewing
Kona Brewing Company was started in the spring of 1994 by father and son team Cameron Healy and Spoon Khalsa, who had a dream to create fresh, local island brews made with spirit, passion and quality. It is a Hawaii-born and Hawaii-based craft brewery that prides itself on brewing the freshest beer of exceptional quality, close to market and minimizing its carbon footprint by reducing shipping of raw materials, finished beer and wasteful packaging materials. The brewery is headquartered where it began, in Kailua-Kona on Hawaii’s Big Island. It has three restaurant sites in Hawaii and beer distribution reaching 36 states, Japan and Europe. For more information call 808-334-BREW or www.KonaBrewingCo.com.

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